UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Hamilton, Richard J. M.
   ITT Fluid Technology Corp.
   10 Mountainview Road
   Upper Saddle River, NJ  07458
2. Date of Event Requiring Statement (Month/Day/Year)
   09/01/99
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ITT Industries, Inc.
   IIN
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |1,104                 |D               |                                               |
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Common Stock  (1)                          |6,980                 |I               |In Trust                                       |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option (Right to B|10/14/96 |10/16/03 |Common Stock           |38,027   |$15.72    |D            |                           |
uy)  (2)                |         |         |                       |         |          |             |                           |
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Stock Option (Right to B|10/11/97 |10/13/04 |Common Stock           |26,761   |$15.69    |D            |                           |
uy)  (2)                |         |         |                       |         |          |             |                           |
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Stock Option (Right to B|05/09/98 |05/11/05 |Common Stock           |26,761   |$20.32    |D            |                           |
uy)  (2)                |         |         |                       |         |          |             |                           |
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Stock Option (Right to B|09/16/97 |03/14/06 |Common Stock           |30,000   |$25.38    |D            |                           |
uy)  (2)                |         |         |                       |         |          |             |                           |
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Stock Option (Right to B|09/12/97 |03/12/07 |Common Stock           |15,000   |$24.88    |D            |                           |
uy)  (2)                |         |         |                       |         |          |             |                           |
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Stock Option (Right to B|01/09/99 |01/04/08 |Common Stock           |12,000   |$31.13    |D            |                           |
uy)  (2)                |         |         |                       |         |          |             |                           |
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Stock Option (Right to B|(3)      |01/06/09 |Common Stock           |15,000   |$39.56    |D            |                           |
uy)  (2)                |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Shares held under the ITT Industries Investment and Savings Plan reflecting accumulations through September 7, 1999.
(2)  Options acquired under Rule 16b-3 plans of ITT Industries,
Inc.
(3) Exercisable 1/3 each on 01/04/00, 01 and 02 or after NYSE closing price remains at least $49.45 for 10 consecutive trading days, whichever occurs first.
SIGNATURE OF REPORTING PERSON
RICHARD J. M. HAMILTON
DATE
09/10/99